EXHIBIT 99.2
Immediate Release
Contact
Erika Nielsen
248.754.0422
BORGWARNER APPOINTS JOHN R. MCKERNAN JR. TO BOARD OF DIRECTORS
     Auburn Hills, Mich., July 29, 2009 — BorgWarner (NYSE: BWA) announced today that John McKernan, 61, has been named to its board of directors.
     Former Maine Governor John McKernan serves as Chairman of the Board of Directors of Education Management Corporation (EDMC). Education Management, with over 110,000 students as of Fall 2008, 20,000 employees, and $1.7 billion in revenue, is among the largest providers of post-secondary education in North America.
     “John McKernan brings a strong business and government background to our board of directors,” said Timothy M. Manganello, Chairman and CEO. “His experience will provide new perspective as we continue to strengthen and grow our company.”
     As CEO, McKernan led the successful effort to take Education Management private in June 2006 in a $3.4 billion transaction with a consortium headed by Goldman Sachs Capital Partners, Providence Equity Partners, and Leeds Equity Partners.
     Since 1995, Governor McKernan has served as Chairman and CEO of consulting and investment firms McKernan Enterprises, Inc. and Nottingham Equity, Inc. in Portland, Maine. From 1995 until 1999, he served on the Board of the Bear Stearns Mutual Funds. He also served as Chairman of the Boards of C.F. Hathaway and of Jolly Gardener Products, Inc.
     He served his native state of Maine for two terms in the United States Congress from 1983 to 1987 and then as Governor for two four-year terms from 1987 to 1995. During his two terms as Governor of Maine, Governor McKernan won national recognition for leadership and innovation in education and human resources.
     He and his wife, U. S. Senator Olympia J. Snowe (R-Maine), reside in Falmouth, Maine and Washington, D.C.
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include
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BorgWarner Appoints John R. McKernan Jr. To Board Of Directors-2
VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler,
Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook”, “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.